Exhibit 10.2

REYNOLDS AMERICAN INC.

April 16, 2014

Ms. Susan M. Cameron

3081 NE 39th Street

Fort Lauderdale, Florida 33308

Dear Susan:

It is my pleasure to confirm our offer to you to join Reynolds American Inc. (“RAI”) as President and Chief Executive Officer. The term of your service will commence on May 1, 2014, and will continue until April 30, 2016 (the “Term”). The Term may be renewed by our mutual agreement.

As President and Chief Executive Officer of RAI, your annual base salary will be $1,300,000. The Board of Directors of RAI (the “Board of Directors”) and the Compensation and Leadership Development Committee of the Board of Directors (the “Compensation Committee”) shall review your annual base salary commencing on May 1, 2015, and may, in its discretion, adjust it.

During the Term, your target annual bonus under our Annual Incentive Award Program (AIAP) will be 160% of your annual base salary, based on the twelve-month periods from May 1, 2014 through April 30, 2015 and May 1, 2015 through April 30, 2016, and on the achievement of specified performance goals, including consideration of the AIAP scores for the most recently ended calendar year. Any annual bonus earned will be paid as soon as practicable after April 30, 2015 and April 30, 2016, as applicable. In addition, as soon as practicable following your commencement of employment, you will be paid a “sign-on” bonus in an amount equal to $500,000.

Under RAI’s 2009 Omnibus Incentive Compensation Plan, you will receive an initial grant of a performance share award for the period from May 1, 2014 through April 30, 2015 (the “2014 Award”), as soon as practicable after appropriate approvals are obtained following your commencement of employment, with a target opportunity equal to 625% of your base salary (the “2014 Target Number”); provided, that if RAI fails to pay cumulative dividends of at least $2.68 per share (the “2014 Dividend Threshold”) during the performance period, the 2014 Target Number shall be reduced by an amount equal to three times the percentage of the dividend underpayment for the performance period, up to a maximum reduction of 50% (the “2014 Revised Target Number”). The 2014 Award will be subject to one-year performance goals as determined by the Compensation Committee; such goals may include acceptable progress by you toward a succession plan. From 0% to as much as 150% of the 2014 Target Number (or the 2014 Revised Target Number if the 2014 Dividend Threshold has not been met) may be earned by you under the 2014 Award, depending on actual achievement of the performance goals and your continued employment through the performance period. In addition, you will receive a grant on or about May 1, 2015 of a performance share award for the period from May 1, 2015

Susan M. Cameron

through April 30, 2016 (the “2015 Award”), with a target opportunity equal to 625% of your base salary (the “2015 Target Number”); provided, that if RAI fails to pay the dividend threshold applicable to the 2015 Award during the performance period, the 2015 Target Number shall be reduced by an amount equal to three times the percentage of the dividend underpayment for the performance period, up to a maximum reduction of 50% (the “2015 Revised Target Number”). The 2015 Award will be subject to one-year performance goals as determined by the Compensation Committee; such goals may include achievement by you of an acceptable succession plan. From 0% to as much as 200% of the 2015 Target Number (or the 2015 Revised Target Number if the dividend threshold applicable to the 2015 Award has not been met) may be earned by you under the 2015 Award, depending on actual achievement of the performance goals and your continued employment through the performance period.

Upon commencement of employment, you will be eligible for RAI’s comprehensive package of benefits for newly hired executives (which will include, without limitation, future retirement benefits provided under RAI’s 401(k) retirement plan); however, you will not be eligible for relocation assistance benefits in connection with the commencement of your employment. Such benefits will include your participation in RAI’s Executive Severance Plan, as it may be amended from time to time, which provides severance benefits in the form of salary (defined as base pay plus target annual bonus amount) and benefits. By executing this letter agreement you acknowledge and agree that the annual bonus and performance share awards described above are in lieu of (and you will not otherwise participate in) RAI’s AIAP or long-term incentive program for other executive employees.

As you know, this offer of employment is subject to approval by the Board of Directors. We will provide you with appropriate documentation with respect to your annual bonus and performance share award arrangements described above.

We look forward to having you return to Reynolds American to help us achieve market leadership by transforming the tobacco industry.

Kind regards,

/s/ Lisa J. Caldwell

Lisa J. Caldwell

Executive Vice President and

Chief Human Resources Officer

Acknowledged and Accepted:

/s/ Susan M. Cameron	4/16/14
Susan M. Cameron	Date